EXHIBIT 99.1

Heritage Financial Corporation Nonqualified Stock Option Plan of 2006

HERITAGE FINANCIAL CORPORATION

DIRECTOR NON-QUALIFIED STOCK OPTION PLAN OF 2006

1. Purpose of Plan

The purpose of this Non-qualified Stock Option Plan (“Plan”) is to aid Heritage Financial Corporation (“Company”), Heritage Bank and Central Valley Bank (collectively the “Banks”), or any subsidiary of either entity (“Other Subsidiary”) in securing and retaining members of the Boards of Directors for each entity of outstanding ability by making it possible to offer them an increased incentive, in the form of a proprietary interest in Heritage Financial Corporation, to join or continue in the service as a director and to increase their efforts for its welfare and success.

2. Definitions

As used in this Plan, the following words shall have the following meanings:

(a)	“Board” or “Board of Directors” means the Board of Directors of the entity indicated herein;

(b)	“Common Shares” means the no par common shares of the Company;

(c)	“Company” means Heritage Financial Corporation a Washington Corporation;

(d)	“Banks” means Heritage Bank, a Washington state bank and Central Valley Bank, a Washington state bank;

(e)	“Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months;

(f)	“Stock Option” means a stock option to purchase Common Shares;

(g)	“Option” means a Stock Option;

(h)	“Parent” means any corporation in an unbroken chain of corporations if each of the corporations owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain;

(i)	“Participant” means a person to whom an Option is granted that has not expired and ceased to be exercisable under the Plan; and

(j)	“Subsidiary” means any corporation other than the Banks in an unbroken chain of corporations beginning with the Banks if each of the corporations other than the last corporation in the unbroken chain owns fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration of Plan

The Plan shall be administered by the Board of Directors of the Company. The Board of Directors of the Company shall have the power and authority to administer, construe and interpret the Plan, to make rules for carrying it out and to make changes in such rules. The affirmative vote of a majority of the members of the Board of Directors of the Company shall be required to resolve any differences of opinion in regard to administration of the Plan.

4. Granting of Options

The Board of Directors of the Company may from time to time grant Options under the Plan to the Directors of the Company, the Banks, or the Other Subsidiaries, subject to the limitations of paragraph (a) of Section 7, for such number of shares as such Board may determine after receiving recommendations from the compensation committee for the Company. Subject to the provisions of the Plan, such Board may impose such terms and conditions as it deems advisable on the grant of an Option.

5. Terms of Options

The terms of each Option granted under the Plan shall be as determined from time to time by the Board of Directors of the Company and shall be set forth in a Stock Option Agreement in a form attached hereto as Exhibit “A” and approved by such Board; provided, however, the terms of such agreement shall not exceed the following limitations:

(a)	The Option price per share shall not be less than one hundred percent (100%) of the fair market value of the optioned stock at the time the Option is granted. Subject to paragraph (d) of this Section, the Option shall be exercisable in whole or in part from time to time during the period beginning on date of grant of the Option, and ending no later than the expiration of five (5) years from the date of grant of the Option, unless an earlier expiration date shall be stated in the Option or the Option shall cease to be exercisable pursuant to paragraph (c) of this Section 5.

(b)	Payment in full of the Option price for shares purchased pursuant to an Option shall be made upon exercise of the Option (in whole or in part) and shall be made in cash.

(c)	If a Participant’s service as a member of the Board of Directors terminates, the following rules shall apply:

(i)	If a Participant’s service as a member of the Board of Directors terminates other than by reason of the Participant’s death, disability or retirement after reaching age 65, and including termination due to the Participant’s not being reelected as a Director by the shareholder or shareholders, the Participant’s Option shall thereupon expire and cease to be exercisable upon the expiration of the earlier of five (5) years from the date of grant of the Option, or three (3) months from the date of such termination.

(ii)	If the Participant’s service as a member of the Board of Directors terminates by reason of his death, the Participant’s Option shall terminate and cease to be exercisable upon the expiration of the earlier of five (5) years from the date of grant of the Option, or one (1) year from the date of death. Such Option may be exercised by the duly appointed personal representative of the deceased Participant’s estate.

(iii)	If a Participant’s service as a member of the Board of Directors terminates by reason of Disability, the Participant’s Option shall terminate and cease to be exercisable upon the expiration of the earlier of five (5) years from the date of grant of the Option, or one (1) year from the date of such termination in the case of disability.

(iv)	If a Participant’s service as a member of the Board of Directors terminates by reason of voluntary retirement or after reaching the age, if any, specified for retirement in the appropriate Bylaws (other than for Disability), the Participant’s Option shall expire and cease to be exercisable upon the expiration of the earlier of five (5) years from the date of grant of the Option, or three (3) months from the date of such termination.

(v)	Notwithstanding anything contained herein to the contrary, if a Participant’s service as a member of the Board of Directors is terminated for cause (fraud, embezzlement, failure to perform responsibilities, etc.) as determined by the Board of Directors of the Company, any Option granted to that Participant shall be immediately revoked and terminated and the Participant shall have no further rights under this Plan.

(d)	Notwithstanding any other provision herein, the Options granted hereunder shall vest as set forth in a vesting schedule to be determined by the Board of Directors of the Company at the time the Options are granted and such vesting schedule shall be set forth in the Stock Option Agreement executed at the time the Option is granted. In the event that an Option includes a vesting schedule, the Option will be deemed to be granted on the date the Option vests for purposes of determining the term of the Option.

In the event that the Company has a change of control in which:

(i)	an offeror other than the Company purchases shares of Company Common Stock pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty (20%) percent or more of the combined voting power of the Company’s then outstanding securities;

(iii)	the membership of the Board of Directors of the Company changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

(iv)	shareholders of the Company approve a merger, consolidation, sale, or disposition of all or substantially all of the Company’s assets or a plan of partial or complete liquidation.

then immediately prior to any such transaction, the vesting schedule shall not be applicable and the holder of any options granted hereunder shall be 100% vested in such options, subject to the other terms and conditions herein.

In the event that Heritage Bank has a change of control in which:

(i)	an offeror other than the Company purchases shares of the Common Stock of Heritage Bank pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than the Company is or becomes the beneficial owner, directly or indirectly, of securities of Heritage Bank representing twenty (20%) percent or more of the combined voting power of Heritage Bank’s then outstanding securities;

(iii)	the membership of the Board of Directors of Heritage Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

(iv)	shareholders of Heritage Bank approve a merger, consolidation, sale, or disposition of all or substantially all of Heritage Bank’s assets or a plan of partial or complete liquidation.

then immediately prior to any such transaction, the vesting schedule shall not be applicable and the holder of any options granted hereunder as a result of serving on the Board of Directors of Heritage Bank shall be 100% vested in such options, subject to the other terms and conditions herein.

In the event that Central Valley Bank has a change of control in which:

(i)	an offeror other than the Company purchases shares of the Common Stock of Central Valley Bank pursuant to a tender or exchange offer for such shares;

(ii)	any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) other than the Company is or becomes the beneficial owner, directly or indirectly, of securities of Central Valley Bank representing twenty (20%) percent or more of the combined voting power of Central Valley Bank’s then outstanding securities;

(iii)	the membership of the Board of Directors of Central Valley Bank changes as the result of a contested election, such that individuals who were directors at the beginning of any twenty-four (24) month period (whether commencing before or after the date of adoption of this Plan) do not constitute a majority of the Board at the end of such period; or

(iv)	shareholders of Central Valley Bank approve a merger, consolidation, sale, or disposition of all or substantially all of Central Valley Bank’s assets or a plan of partial or complete liquidation.

then immediately prior to any such transaction, the vesting schedule shall not be applicable and the holder of any options granted hereunder as a result of serving on the Board of Directors of Central Valley Bank shall be 100% vested in such options, subject to the other terms and conditions herein.

6. Exercise of Options

The holder of an Option who decides to exercise the Option in whole or in part shall give notice to the Secretary of the Company of such exercise in writing on a form approved by such Board. Options must be exercised in 50 share increments. Any exercise shall be effective as of the date specified in the notice of exercise, but not earlier than the date the notice of exercise and payment in full of the Option price is actually received and in the hands of the Secretary of the Company.

7. Limitations and Conditions

(a)	The total number of Common Shares that may be optioned as Stock Options under the Plan is 75,000 shares of the Company’s no par common stock. Such total number of shares may consist, in whole or in part, of unissued shares or reacquired shares. The foregoing numbers of shares may be increased or decreased by the events set forth in Section 8.

(b)	There shall be no limitations on the amount of Common Shares that may be optioned as Stock Options under the Plan as set forth in Section 7(a) above, on an annual basis. The amount of shares to be optioned, within the total limitation set forth in Section 7(a) above, shall be determined solely at the discretion of the Board as set forth herein. If there is a proposed acquisition, merger, change of control or other takeover of the Company or the Bank as defined in Section 5(d) of this Plan, the Board of Directors of the Company, at its sole discretion, may issue any Options authorized under this Plan but unissued prior to such time.

(c)	Any shares that have been optioned that cease to be subject to an Option (other than by reason of exercise of the Option) shall again be available for option and shall not be considered as having been theretofore optioned.

(d)	No Option shall be granted under the Plan after April 27, 2016 (10 years after the effective date, which effective date is the date this Plan is approved by he Company’s shareholders), and the Plan shall terminate on such date, but Options theretofore granted may extend beyond that date in accordance with the Plan. At the time an Option is granted or amended or the terms or conditions of an Option are changed, the Board may provide for limitations or conditions on the exercisability of the Option.

(e)	An Option shall not be transferable by the Participant otherwise than by Will or by the laws of descent and distribution. During the lifetime of the Participant, an Option shall only be exercisable by the Participant.

(f)	No person shall have any rights of a stockholder as to shares under option until, after proper exercise of the Option, such shares shall have been recorded on the Company’s official stockholder records as having been issued or transferred.

(g)	The Company shall not be obligated to deliver any shares until there has been compliance with such laws or regulations as the Company may deem applicable. The Company shall use its best efforts to effect such compliance. In addition to the foregoing and not by way of limitation, The Company may require that the person exercising the Option represent and warrant at the time of such exercise that any shares acquired by exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency.

8. Stock Adjustments

In the event of any merger, consolidation, stock dividend, split-up, combination or exchange of shares or recapitalization or change in capitalization, the total number of shares set forth in paragraph (a) of Section 7 shall be proportionately and appropriately adjusted. In any such case, the number and kind of shares that are subject to any Option (including any Option outstanding after termination of service as a member of the Board of Directors) and the Option price per share shall be proportionately and appropriately adjusted without any change in the aggregate Option price to be paid therefor upon the exercise of the Option. The determination by the Board of Directors of the Company as to the terms of any of the foregoing adjustments shall be conclusive and binding.

9. Amendment and Termination

(a)	The Board of Directors of the Company shall have the power to amend the Plan. It shall not, however, except as otherwise provided in the Plan, increase the maximum number of shares authorized for the Plan, nor change the eligible persons to other than members of the Board of Directors of the Company, the Banks or the Other Subsidiaries, nor reduce the basis upon which the minimum Option price is determined, nor extend the period within which Options under the Plan may be granted, nor provide for an Option that is exercisable during a period of more than five (5) years from the date it is granted. It shall have no power (without the consent of the person or persons at the time entitled to exercise the Option) to change the terms and conditions of any Option after the Option is granted in a manner that would adversely affect the rights of such persons except to the extent, if any, provided in the Option.

(b)	The Board of Directors of the Company may suspend or terminate the Plan at any time. No such suspension or termination shall affect Options then in effect.

10. Effective Date

The Plan is adopted on and shall be effective as of April 27, 2006.

/s/ Edward D. Cameron Secretary of Heritage Financial Corporation

Exhibit A

HERITAGE FINANCIAL CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into by and between HERITAGE FINANCIAL CORPORATION (“Heritage”) and                      (“Director”). The parties to this Agreement agree as follows:

1.	Pursuant to the Heritage Financial Corporation Director Non-Qualified Stock Option Plan of 2006 (the “Plan”), Heritage hereby grants to Director a non-qualified stock option (the “Option”) to purchase shares of the no par value common stock of Heritage at an Option price of $ per share, payable in cash or common stock of Heritage at its fair market value on the date of exercise.

2.	The date of grant of this Option is .

3.	One-third (1/3) of the Option granted to Director shall be exercisable (i.e., vest) on ; an additional one-third (1/3) of the Option shall become exercisable ; and the final one-third (1/3) of the Option shall become exercisable on , provided that on each such dates, Director qualifies as a “Director” in accordance with the terms of the Plan. The Option is exercisable for a period of five (5) years after it vests and thereafter shall terminate, unless sooner terminated as provided in the Plan. Earlier vesting of the Option may be approved in the sole discretion of the Heritage Board of Directors.

4.	The Option shall be exercisable, in whole or in part (but not for any fractional shares or for less than 50 shares), at any time and from time to time between the dates the Option vests and the date of termination of this Option, as specified herein. Exercise must be by actual delivery to Heritage of a written notice of exercise signed by Director specifying the number of shares and Option price and accompanied by payment of the full amount of the Option price.

5.	In the event that all or a portion of the Option shall not become exercisable within the time provided, those Option shares will lapse and Director will have no further right with respect to the shares subject to that portion of the Option.

6.	All of the terms and conditions of the Plan are hereby incorporated by this reference as a part of this Nonqualified Stock Option Agreement as if said terms and conditions had been included in this instrument.

7.	This Option may not be exercised if the issuance of shares pursuant to such exercise would constitute a violation of any applicable federal or state securities or other law or regulation. The person exercising the Option, as a condition to such exercise, shall represent to Heritage Financial Corporation that the shares acquired thereby are being acquired for investment and not with a present view to distribution or resale, unless counsel for Heritage Financial Corporation is then of the opinion that such representation is not required under the Securities Act of 1933, as amended, or any other applicable law, regulation or rule of any governmental agency.

EXECUTED effective this             day of                             .

DIRECTOR:	HERITAGE FINANCIAL CORPORATION

By:
Chairman and Chief Executive Officer